Friedman, Billings, Ramsey Declares Dividend
                   of $0.34 per share Payable October 31, 2003

ARLINGTON, Va., September 10, 2003 - Friedman, Billings, Ramsey Group, Inc. (NYSE: FBR) today announced that its Board of Directors has declared a dividend of $0.34 per share for the third quarter. The dividend will be payable on October 31st to shareholders of record on September 30th (ex-dividend date of September 26, 2003). This represents the third dividend declared since the merger of FBR Asset and FBR on March 31, 2003.

Commenting on the current environment, Eric F. Billings, Co-Chairman and Co-CEO, said, "While our mortgage-backed securities have been impacted by the historic level of prepayments and rising rates, our low duration and low leverage have served to reduce the impact of the current environment on our portfolio and to allow us to maintain our targeted portfolio size. More importantly, the strength of our business model and the tremendous performance of our investment banking and institutional brokerage businesses in the third quarter mean that the unique MBS environment has not impacted our dividend. In fact, our stated expectation that third quarter investment banking revenues would exceed total first half investment banking revenues has already been realized. We currently expect to more than earn the dividend during the quarter. Finally, as the high pre-payments abate in the fourth quarter our net interest spread will quickly rebound to higher levels. This improvement in spread combined with the continued growth and expansion of our capital markets platform of investment banking, institutional brokerage, and asset management clearly demonstrates the strength of our economic model."

Friedman, Billings, Ramsey Group, Inc. is a national investment bank that provides investment banking*, institutional brokerage*, asset management, and private client services through its operating subsidiaries and invests in mortgage-backed securities and merchant banking opportunities. FBR focuses capital and financial expertise on six industry sectors: financial services, real estate, technology, healthcare, energy and diversified industries. FBR, headquartered in the Washington, D.C. metropolitan area, with offices in Arlington, Va. and Bethesda, Md., also has offices in Atlanta, Boston,
Charlotte, Chicago, Cleveland, Denver, Irvine, London, New York, Portland, San Francisco, Seattle, and Vienna. FBR has elected REIT status for tax purposes. For more information, see http://www.fbr.com.

*Friedman, Billings, Ramsey & Co., Inc.

Statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods, constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of demand for public offerings, activity in the secondary securities markets, interest rates, costs of borrowing, interest spreads, mortgage pre-payment speeds, risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political and market conditions. These and other risks are described in the company's Annual Report and Form 10-K and quarterly reports on Form 10-Q that are available from the company and from the SEC.

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Contacts:
Friedman, Billings, Ramsey
Investors: Kurt Harrington 703-312-9647 or kharrington@fbr.com
Media: Bob Leahy 703-312-9745 or bleahy@fbr.com; or
       Bill Dixon 703-469-1092 or bdixon@fbr.com